EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated December 19, 2002 relating to the financial statements, which appears in Rent-Way, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
February 5, 2003